Exhibit 99.1

Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500
Enterprise Products Partners L.P. and Enterprise GP Holdings L.P.
Announce Merger Agreement
HOUSTON, Sep 07, 2010 (BUSINESS WIRE) —
Enterprise Products Partners L.P. (NYSE:EPD) and Enterprise GP Holdings L.P. (NYSE:EPE) today announced a definitive agreement that would result in the merger of EPE with a wholly owned subsidiary of EPD through a unit-for-unit exchange. The transaction would result in EPE becoming a wholly owned subsidiary of EPD and the cancellation of the 2% economic general partner interest, the general partner incentive distribution rights in EPD and approximately 21.6 million EPD common units currently owned by EPE. Affiliates of privately-held Enterprise Products Company (“EPCO”) will continue to own the general partner of the combined entity.
Under the terms of the definitive agreement, EPE unitholders would receive 1.5 EPD common units in exchange for each EPE limited partner unit they own at closing, representing a premium of approximately 16 percent based on the closing prices of each equity security on September 3, 2010. The merger would also result in a substantial increase in cash distributions for EPE unitholders. Based on the cash distributions paid in August 2010 by EPE and EPD, this would result in a 54 percent increase in cash distributions for the unitholders of EPE.
In connection with this transaction, certain affiliates of EPCO that own approximately 76 percent of the total number of outstanding EPE units have executed a support agreement pursuant to which they have agreed to vote their EPE units in favor of the merger. In addition, an affiliate of EPCO has agreed to waive the distributions that it would otherwise be entitled to receive on certain EPD common units for the first five years after the closing of the merger. Based on the quarterly distribution rate of $0.575 per unit that EPD paid in August 2010, the EPCO affiliate would waive over $275 million of aggregate cash distributions over this five-year period. Initially, the EPCO affiliate would be waiving distributions on approximately 30.6 million EPD common units during the first four quarters after the closing of the merger with the number of units subject to the distribution waiver declining over the following four years.
“We are pleased to announce our agreement to combine these two partnerships, which should reduce EPD’s long-term cost of capital and simplify our organizational structure,” said Michael A. Creel, president and chief executive officer of EPD’s general partner. “Just like the landmark action taken in 2002 to eliminate our general partner’s 50 percent incentive distribution rights, this transaction would not be possible without the continued support of EPCO and its affiliates and their agreement to waive a significant amount of distributions they would otherwise be entitled to receive during the first five years after the merger closes. With this support from EPCO in combination with our portfolio of growth opportunities and additional accretion provided by a lower cost of capital associated with the permanent elimination of the incentive distribution rights, we believe this merger will support the long-term growth of our partnership and cash distributions to our partners. In addition, we believe the merger will not impact our expected cash distribution growth rate nor practically affect our distribution coverage in the near term.”
The merger is expected to provide benefits to current EPD unitholders by:
•	lowering EPD’s long-term cost of capital through the permanent elimination of the general partner’s incentive distribution rights, allowing EPD to enhance its cash accretion from investments in organic growth projects and acquisitions;

•	allowing EPD to maintain its competitive position when pursuing growth opportunities;

•	simplifying the Enterprise partnership structure, which reduces complexity and enhances transparency for debt and equity investors;

•	maintaining EPD’s financial flexibility as the unit-for-unit exchange finances approximately 88 percent of the $9.1 billion purchase with EPD equity; and

•	reducing general and administrative costs by approximately $6 million per year primarily from eliminating public company expenses associated with EPE.
As a result of the distribution waiver from the affiliate of EPCO, EPD expects the transaction will only be nominally dilutive to EPD’s distributable cash flow per common unit in the first year. Additionally, due to the distribution waiver, the transaction is expected to be break-even or accretive to distributable cash flow per common unit during the fourth and fifth years. Management expects to maintain EPD’s strong distribution coverage for the foreseeable future and, consequently, currently intends to recommend to the Board of Directors of its general partner increases in the quarterly cash distribution paid to unitholders to $0.5825 per common unit, or $2.33 per unit on an annualized basis, with respect to the third quarter 2010 that is paid in November 2010 and $0.59 per common unit, or $2.36 per unit on an annualized basis, with respect to the fourth quarter 2010 that is paid in February 2011.
“We fully support the combination of these two successful partnerships,” said Ralph S. Cunningham, president and chief executive officer of EPE’s general partner. “We believe EPE unitholders will benefit from the immediate increase in the value of their post-merger partnership units and the distributions they will receive after the merger. We also believe EPE unitholders will benefit from their ownership of EPD units received in the exchange as this merger will enhance EPD’s ability to pursue its growth objectives with the resulting lower cost of capital which should provide EPE unitholders with an attractive total return on their investment.”
The merger is expected to provide benefits to EPE unitholders by:
•	providing EPE unitholders with a value premium of approximately 16 percent through the exchange of 1.5 EPD units for each EPE unit based on closing prices for both equity securities on September 3, 2010;

•	providing EPE unitholders with a substantial increase in distributions, approximately 54 percent based on the quarterly distribution rates paid by EPE and EPD in August 2010;

•	providing EPE unitholders more liquidity and less volatility by exchanging EPE units for EPD units; and

•	providing EPE unitholders with an opportunity to benefit from potential price appreciation and increased distributions through ownership of EPD units which should benefit from the lower cost of capital associated with the permanent cancellation of the general partner incentive distribution rights.
The completion of the merger is subject to the approval of at least a majority of the outstanding EPE limited partner units. The EPE units held by affiliates of EPCO that are subject to the support agreement are sufficient to satisfy this condition. The closing is also subject to customary regulatory approvals. Completion of the merger is expected to occur during the fourth quarter of 2010. The merger agreement may be terminated by either party if the merger has not closed on or prior to December 31, 2010 and for other limited circumstances set forth in the merger agreement. In addition, the support agreement executed by affiliates of EPCO will not be effective if the merger has not closed on or before December 31, 2010 and for other limited circumstances set forth in the support agreement.
Specifically, a subsidiary of EPCO has agreed to waive the distributions that it would otherwise be entitled to receive on approximately 30.6 million EPD common units during the first four quarters after the closing of the merger, 26.1 million EPD common units for four quarters thereafter, 23.7 million EPD common units for the four quarters thereafter, 22.6 million EPD common units for the next four quarters thereafter, and 17.7 million EPD common units for the next four quarters thereafter, after which there will be no EPD units as to which any distributions will be waived.
Following the closing of the merger, EPD expects affiliates of EPCO and management will own approximately 39 percent of EPD’s outstanding common units.
The members of the respective Audit, Conflicts and Governance Committees (“ACG Committees”) for the general partners of EPD and EPE, who were involved in the merger evaluation and negotiation process, voted unanimously in favor of the merger.

Financial advisors for this transaction were Barclays Capital Inc. for EPD; Credit Suisse Securities (USA) LLC for the ACG Committee of the general partner of EPD; and Morgan Stanley & Co. Incorporated for the ACG Committee of the general partner of EPE. Legal advisors for this transaction were Andrews Kurth LLP and Morris, Nichols, Arsht, & Tunnell LLP for EPD; Skadden, Arps, Slate, Meagher & Flom LLP for the ACG Committee of the general partner of EPD; Vinson and Elkins for EPE; and Baker Hostetler and Richards, Layton and Finger for the ACG Committee of the general partner of EPE.
EPD and EPE will host a joint conference call to discuss this transaction at 8:30 a.m. central daylight time this morning. The call will be broadcast live over the Internet and may be accessed by visiting EPD’s website at www.epplp.com under the “Investor Relations” tab, or EPE’s website at www.enterprisegp.com under the “Investor Relations” tab. Participants should access the website at least ten minutes prior to the start of the conference call to download and install any necessary audio software.
Enterprise Products Partners L.P. is the largest publicly traded energy partnership and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. The partnership’s assets include: 49,100 miles of onshore and offshore pipelines; approximately 200 million barrels of storage capacity for NGLs, refined products and crude oil; and 27 billion cubic feet of natural gas storage capacity. Services include: natural gas transportation, gathering, processing and storage; NGL fractionation, transportation, storage, and import and export terminaling; crude oil and refined products; offshore production platform services; petrochemical transportation and storage; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico.
Enterprise GP Holdings L.P. is one of the largest publicly traded GP partnerships and it owns the general partner of, and limited partner interests in, Enterprise Products Partners L.P. It also owns a non-controlling interest in the general partner of, and limited partner interests in, Energy Transfer Equity, L.P. Additional information is available at www.enterprisegp.com.
INVESTOR NOTICE
In connection with the proposed merger, a registration statement of EPD, which will include a proxy statement of EPE and other materials, will be filed with the Securities and Exchange Commission (“SEC”). INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE REGISTRATION STATEMENT AND THE DEFINITIVE PROXY STATEMENT/ PROSPECTUS AND THESE OTHER MATERIALS REGARDING THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT EPD, EPE AND THE PROPOSED MERGER. A definitive proxy statement/prospectus will be sent to security holders of EPE seeking their approval of the proposed merger. Investors and security holders may obtain a free copy of the proxy statement/prospectus (when it is available) and other documents containing information about EPE, without charge, at the SEC’s website at www.sec.gov.
EPD, EPE and their respective general partners, and the directors and certain of the executive officers of the respective general partners, may be deemed to be participants in the solicitation of proxies from the unitholders of EPE in connection with the proposed merger. Information about the directors and executive officers of the respective general partners of EPD and EPE is set forth in each company’s Annual Report on Form 10-K for the year ended December 31, 2009, which were each filed with the SEC on March 1, 2010. These documents can be obtained free of charge from the sources listed above. Other information regarding the person who may be “participants” in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

FORWARD LOOKING STATEMENTS
This document includes “forward-looking statements” as defined by the SEC. All statements, other than statements of historical fact, included herein that address activities, events or developments that EPD or EPE expects, believes or anticipates will or may occur in the future, including anticipated benefits and other aspects of the proposed merger, are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the merger will not be completed prior to the December 31, 2010 outside termination date, required approvals by unitholders and regulatory agencies, the possibility that the anticipated benefits from the proposed mergers cannot be fully realized, the possibility that costs or difficulties related to integration of the two companies will be greater than expected, the impact of competition and other risk factors included in the reports filed with the SEC by EPD and EPE. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required by law, neither EPD nor EPE intends to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.
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SOURCE: Enterprise Products Partners L.P.
Enterprise Products Partners L.P.
Investor Relations:
Randy Burkhalter, 713-381-6812 or 866-230-0745
or
Media Relations:
Rick Rainey, 713-381-3635